PRESS RELEASE

Media Contact:	Investor Relations Contact:
John Hartz	Al Palombo

Sloane & Company	Cameron Associates

Ph: 212-446-1872, jhartz@sloanepr.com	Ph: 212-245-8800 x209, al@cameronassoc.com

Verticalnet Reports Financial Results for the Third Quarter of 2005

MALVERN, PA, Nov. 3, 2005 (BUSINESS WIRE) — Verticalnet, Inc. (Nasdaq: VERT), a leading provider of supply management solutions, today announced results for its third fiscal quarter ended September 30, 2005.

Financial Results:

Total revenue for the three months ended September 30, 2005 was $4.9 million. Software and software-related revenues represented approximately 33% of total revenues for the quarter ended September 30, 2005, compared to 21% of total revenues for the quarter ended September 30, 2004, which represents a 25% increase in software and software-related revenue between the two periods. The net loss for the third quarter was $3.7 million, or ($0.08) per share. This compares to a net loss of $3.4 million, or ($0.11) per share, for the quarter ended September 30, 2004. For the quarters ended September 30, 2005 and 2004, weighted-average shares outstanding were approximately 45.2 million and 31.8 million, respectively. During the three months ended September 30, 2005, Verticalnet recorded non-cash charges of $599,000, or ($0.01) per share, and restructuring charges of $149,000, in connection with eliminating acquisition-related redundancies. Non-cash charges for the quarter ended September 30, 2004 were $1.5 million or ($0.05) per share.

In August 2005, we issued senior secured convertible promissory notes. Certain features contained in the promissory notes and related agreements are considered derivatives under generally accepted accounting principles, and are accounted for as liabilities. Under generally accepted accounting principles, we are required to revalue the derivatives at the end of each reporting period. As of September 30, 2005, Verticalnet has a total liability of $1.7 million on its consolidated balance sheet related to these derivatives. For the quarter ended September 30, 2005, we recorded a benefit of $663,000 in other income on the consolidated statement of operations related to the change in fair value of these derivatives. In addition, the debt discount resulting from the derivative liability is being accreted over the life of the senior secured convertible notes. In the three months ended September 30, 2005, we recorded additional interest expense of $218,000 related to this accretion.

“While revenues were below our expectations for the third quarter, we are encouraged by the increasing demand for products and services over the course of the quarter, most of which will be recognized in the fourth quarter and beyond due to our revenue recognition method for software subscriptions,” stated Nathanael V. Lentz, President and CEO of Verticalnet. “The third quarter ended with a greater number of software license wins than we have experienced in any of the previous four quarters, and we are increasingly demonstrating our ability to win new customers in competitive sales situations. We expect to see meaningful revenue growth in the fourth quarter and expect this trend to carry forward into 2006.”

Business Highlights:

The Company saw increased demand for products and services over the quarter. In addition, Verticalnet’s focus on partner channels for broadened market penetration continued to drive results. Key highlights include:

•	The addition of eighteen new customer agreements since the beginning of the third quarter through today, including software, services, and paid pilots. These agreements breakdown as follows:

•	The signing of four new software contracts in the third quarter, including new customers such as International Paper and existing customers including Premier that contracted for additional software modules. Three of the new software contracts were for multiple software modules reflecting increased demand for Verticalnet XE – Verticalnet’s on-demand supply management suite.

•	The signing of two additional new software agreements since the end of the third quarter, including the addition of a major pharmaceutical company as a new customer and the expansion of the relationship with Delta Airlines to add Spend Manager to their existing licensed products.

•	The signing of three Advanced Sourcing engagements addressing the sourcing of large complex categories of spending during the third quarter

•	The initiation of paid software pilots with six companies during the quarter. Many of these pilots are expected to be converted to annual subscriptions within one or two quarters. Year to date, Verticalnet has successfully converted 75% of completed paid pilots to subscriptions or license agreements

•	The expansion of Verticalnet services relationships with seven existing customers including leading companies such as Alcan and Mittal Steel

•	The successful renewal of 100% of software subscriptions which were up for renewal during the third quarter

•	The addition of six new partners engaged in reselling Verticalnet software and services as a component of the partner’s go-to-market value proposition. Partners were added across three key geographies of the U.S., Europe, and Asia-Pacific, and represent a critical growth path for Verticalnet going forward.

•	Verticalnet achieved a renewal of the ISV Advantage status with IBM Europe through Verticalnet’s Digital Union subsidiary. Digital Union has been recognized as a leading IBM partner winning the coveted Beacon Award for partnering excellence in four of the past five years. We believe that the renewal of the ISV Advantage status represents a clear sign that the IBM relationship remains strong following Verticalnet’s acquisition of Digital Union in July 2005.

•	Leading software analysts recognizing two of Verticalnet’s customers as best practice examples in the areas of supplier performance management and supplier risk management during the quarter. Once again this recognition demonstrates Verticalnet’s success in helping customers address leading edge supply management initiatives. Over the past year, analysts have recognized Verticalnet customers as being best practice examples in the areas of e-sourcing, spend analysis, and advanced optimization as well as those areas discussed above.

“We are encouraged by the customers, pilots, and revenue generating partners we added in the third quarter and by the continued trend of activity thus far in the fourth quarter. We believe that the actions we have taken to assemble one of the leading on-demand supply management solutions in the market are driving increased demand for our solutions,” continued Lentz. “Our customers are gaining significant value from our applications and we believe that the market is increasingly recognizing that the depth of our solution, delivered fully on-demand, clearly sets us apart from the competition.”

Cost Structure:

Since embarking on our cost reduction program in the fourth quarter of 2004, we have made significant progress in reducing our operating cost structure. Additional actions to reduce operating costs were taken in the third quarter and earlier in the fourth quarter. While operating expenses were 2% higher than expected in the third quarter due to the timing of certain events and unanticipated legal and other acquisition integration costs, we believe that we are on track to achieve break-even operating cash flow by the end of the first quarter of 2006.

Fourth Quarter 2005 Guidance:

Revenues for the fourth quarter are expected to be in the range of $5.5 million to $6.0 million. At the mid-point of the range, this would represent a sequential 17% increase over the third quarter. The projected fourth quarter revenue increase is driven by organic growth combined with revenue attributable to the completion of a major software implementation. Operating expenses including cost of revenues are expected to be in the range of $8.4 million to $8.7 million. Included in total operating expenses are $1.2 million in depreciation, amortization and stock-based compensation as well as deferred costs relating to the above mentioned completion of a major software implementation. The fourth quarter operating loss including amortization and stock-based compensation is expected to be in the range of $2.4 million to $3.0 million, which using the midpoint of the range would represent a 33% improvement in operating loss from the third quarter of 2005 to the fourth quarter of 2005. Baseline operating costs for the first quarter of 2006 are expected to be in the range of $7.3 million to $7.6 million including $1.0 million in amortization, depreciation and stock-based compensation.

Conference Call Information:

Verticalnet will host a conference call on November 3, 2005 at 5:00 p.m. EST to discuss the Company’s third quarter financial results.

To join the call, please dial 866.831.5605 in the United States and Canada, and 1.617.213.8851 for other international locations and then enter the pass code 35535323. There will also be a live web broadcast and recorded replay available on the investor relations section of the Company’s website at: http://www.verticalnet.com/company/investor.asp

A replay of this call will be available after 7:00 p.m. EST on the day of the call through 7:00 p.m., November 24, by dialing 888.286.8010 in the United States and Canada and 1.617.801.6888 for other international locations and entering pass code 11693568.

About Verticalnet
Verticalnet is a leading provider of on-demand supply management solutions that enable companies to identify and realize sustained value across the supply management lifecycle. Going beyond traditional spend management and sourcing approaches, Verticalnet’s solutions provide the visibility, insight and process control required to maximize the sustained value realization from supply management. Large enough to help customers attain supply management success worldwide, yet nimble enough to provide individual attention and remain focused on customer priorities, Verticalnet is helping leading Global 2000 companies and mid-market enterprises move their supply management efforts to the next level through an optimal blend of software, comprehensive services, and deep category knowledge and domain expertise. To learn more, please visit us at www.verticalnet.com.

Cautionary Statement Regarding Forward-Looking Information
This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about seeing meaningful revenue growth in the fourth quarter, revenue growth carrying forward into 2006, pilots being converted into annual subscriptions within one or two quarters, IBM’s relationship with Digital Union remaining strong, the actions taken to assemble one of the leading on-demand supply management solutions driving increased demand for our solutions, the market recognizing that the depth of our solution sets us apart from the competition, being on track to achieve operating cash flow break-even by the end of the first quarter of 2006, revenues for the fourth quarter, operating expenses for the fourth quarter, the fourth quarter operating loss, baseline operating costs for the first quarter of 2006 as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “expects, “anticipates,” “scheduled,” or similar expressions. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to, the continued availability and terms of equity and debt financing to fund our business, our reliance on the development of our enterprise software and services business, competition in our target markets, our ability to maintain our listing on the Nasdaq Small Cap Market, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, and our ability to attract and retain qualified personnel, as well as those factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2004, and Quarterly Reports on Form 10-Q for quarterly periods ended March 31, 2005 and June 30, 2005, which have been filed with the SEC. Verticalnet is making these statements as of November 3, 2005 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

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Verticalnet is a registered trademark or a trademark in the United States and other countries of Vert Tech LLC

VERTICALNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three months ended				Nine months ended
	September 30,				September 30,
	2005		2004 (4)		2005	2004 (4)
Revenues:
Software and software-related		$1,609	$1,286		$4,721	$2,398
Services		3,289	4,965		10,497	14,924

Total revenues		4,898	6,251		15,218	17,322

Cost of revenues:
Cost of software and software-related		624	568		2,079	1,098
Cost of services		1,834	2,730		5,575	6,681
Amortization of acquired technology and customer contracts		268	418		747	1,068

Total cost of revenues		2,726	3,716		8,401	8,847

Gross profit		2,172	2,535		6,817	8,475

Operating expenses:
Research and development		1,823	1,775		5,271	4,220
Sales and marketing		2,084	1,681		5,946	4,206
General and administrative		1,590	1,540		4,414	4,376
Restructuring charges		149	—		473	—
Stock-based compensation (1)		211	372		628	1,292
Amortization of other intangible assets		344	366		969	743

Total operating expenses		6,201	5,734		17,701	14,837

Operating loss		(4,029)	(3,199)		(10,884)	(6,362)
Interest and other expense, net (2)		(369)	197		(71)	515

Net loss		$(3,660)	$(3,396)		$(10,813)	$(6,877)

Basic and diluted loss per common share (3)		$(0.08)	$(0.11)		$(0.25)	$(0.26)

Weighted average common shares outstanding:
Basic and diluted (3)		45,202	31,808		43,126	26,953

(1) For the three and nine months ended September 30, 2005 and 2004, stock-based compensation expense, net of the effects of cancellations, is attributable to various expense categories as follows (in thousands):
	Three Months Ended				Nine Months Ended September 30,
	September 30,

2005		2004		2005		2004

Cost of revenues	$41		$103		$84	$436
Research and development	8		48		26	233
Sales and marketing	71		92		235	219
General and administrative	91		129		283	404

Total	$211		$372		$628	$1,292

(2)	During the three and nine months ended September 30, 2005, the Company recorded a benefit from the change in fair value of the derivative liability as well as interest expense and note accretion. During the nine months ended September 30, 2005, the Company recorded a $364,000 write-down related to a cost method investment.

(3)	During the three and nine months ended September 30, 2005 and 2004, the diluted earnings per share calculation was the same as the basic earnings per share calculation as all potentially dilutive securities were anti-dilutive.

(4) Certain prior year amounts have been reclassified to conform with the current year’s financial statement presentation.

Verticalnet, Inc.

Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2005	2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,545	$9,370
Accounts receivable, net	4,735	5,902
Prepaid expenses and other current assets	1,744	802

Total current assets	13,024	16,074
Property and equipment, net	1,264	1,173
Investment	—	606
Goodwill	19,366	16,364
Other intangible assets, net	4,729	5,603
Other assets	934	525

Total assets	$39,317	$40,345

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$1,984	$71
Accounts payable and accrued expenses	4,570	4,993
Deferred revenues	3,401	3,147
Total current liabilities	9,955	8,211
Long-term debt and other liabilities	4,634	246
Shareholders’ equity	24,728	31,888

Total liabilities and shareholders’ equity	$39,317	$40,345

Verticalnet, Inc.
Consolidated Statements of Cash Flow — Unaudited

	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2005	2004	2005	2004
Operating activities:
Net loss	$(3,660)	$(3,396)	$(10,813)	$(6,877)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	785	917	2,187	2,128
Stock-based compensation, net of cancellations	211	372	628	1,292
Accretion of senior convertible notes	218	—	218	—
Change in fair value of derivative liabilities	(663)	—	(663)	—
Amortization of deferred financing costs	48	—	48	—
Accretion of promissory note and non-cash interest	—	201	—	201
Realized loss on investments	—	—	—	35
Write-down related to cost method investment	—	—	364	—
Other non-cash items	—	—	—	282
Change in assets and liabilities, net of effect of acquisitions:
Accounts receivable	119	355	1,660	(259)
Prepaid expenses and other assets	200	269	197	749
Accounts payable and accrued expenses	(491)	(586)	(1,401)	(145)
Deferred revenues	85	74	(141)	185
Net cash used in operating activities	(3,148)	(1,794)	(7,716)	(2,409)

Investing activities:
Capital expenditures	(80)	(45)	(322)	(102)
Acquisitions, net of cash acquired	(159)	(1,264)	(309)	(5,090)
Proceeds from sale of short-term investments	—	—	—	2
Proceeds from sale of cost, equity method, and available-for-sale investments	241	—	241	2,980
Purchase of cost, equity method, and available-for-sale investments	—	—	—	(3,000)
Restricted cash	—	—	—	(311)

Net cash provided by (used in) investing activities	2	(1,309)	(390)	(5,521)

Financing activities:
Principal payments on long-term debt and obligations under capital leases	(290)	(284)	(656)	(633)
Proceeds from issuance of senior convertible notes, net of costs	5,950	—	5,950	—
Proceeds from exercise of stock options and warrants	65	56	73	768
Payments to repurchase convertible notes	—	(728)	—	(728)
Proceeds from issuance of common stock and warrants, net of costs	—	2,777	—	9,800

Net cash provided by financing activities	5,725	1,821	5,367	9,207

Effect of exchange rate fluctuation on cash and cash equivalents	47	(2)	(86)	(3)

Net increase (decrease) in cash and cash equivalents	2,626	(1,284)	(2,825)	1,274
Cash and cash equivalents — beginning of period	3,919	6,966	9,370	4,408

Cash and cash equivalents — end of period	$6,545	$5,682	$6,545	$5,682

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$11	$26	$29	$62
Supplemental schedule of non-cash investing and financing activities
Financed insurance policies	$—	$—	$816	$748
Issuance of common stock as consideration for the Digital Union acquisition	2,972	—	2,972	—
Capital expenditures financed through capital lease arrangements	—	—	141	—
Issuance of warrants to private placement agent	35	—	35	—
Issuance of common stock as consideration for the B2eMarkets acquisition	—	6,579	—	6,579
Issuance of promissory note as consideration of the B2eMarkets acquisition	—	3,899	—	3,899
Issuance of common stock as consideration for the Tigris acquisition	—	—	—	5,740
Assumption of stock option plan as consideration for the Tigris acquisition	—	—	—	2,212